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                                                                    EXHIBIT 21.1


Subsidiaries:

      1.American Superconductor Europe GmbH(*) - established in Germany

      2.ASC Holding Corp.(*) - incorporated in Delaware

      3.ASC Securities Corp.(**) - incorporated in Massachusetts

      4.Superconductivity, Inc.(*)- incorporated in Delaware



(*)   Wholly owned subsidiary of American Superconductor Corporation

(**)  Wholly owned subsidiary of ASC Holding Corp.